Exhibit 10.17

Summary of Compensation Arrangements for Executive Officers

The following table discloses compensation received during the fiscal year ended December 31, 2006 by Mr. McKinnish, the Company’s Chief Executive Officer, Mrs. Lowe, the Company’s Chief Financial Officer, and by each of the three remaining most highly paid executive officers who served as executive officers during 2006:

Name and Principal Position(s)	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation ($)(8)		Total ($)
Richmond D. McKinnish	$900,000	$1,800,000	$424,339	$1,090,268	$1,033,674	$30,800	(3)	$5,279,081
President and Chief Executive Officer
Carol P. Lowe	$300,000	$325,000	$73,563	$163,561	$10,660	$13,640	(4)	$886,424
Vice President and Chief Financial Officer
Michael D. Popielec	$465,000	$350,000	$234,345	$659,742	$3,525	$221,314	(5)	$1,933,926
Group President, Diversified Components
John W. Altmeyer	$475,000	$725,000	$150,366	$306,833	$53,001	$18,060	(6)	$1,728,260
Group President, Construction Materials
Barry Littrell	$425,000	$350,000	$159,696	$185,106	$21,751	$18,580	(7)	$1,160,133
Group President, Industrial Components

(1)          The value of the stock and option awards shown in the table is equal to the expense reported for financial reporting purposes in 2006 (before reflected forfeitures). Note 11 to the Company’s consolidated financial statements included in the 2006 Annual Report on Form 10-K contains more information about the Company’s accounting for stock-based compensation arrangements.

(2)          Represents the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the Retirement Plan for Employees of Carlisle Corporation and the Carlisle Corporation Supplemental Pension Plan.

(3)          Includes $10,000 for Company matching contributions to the Company’s Employee Incentive Savings Plan and $20,800 of dividends on restricted Shares.

(4)          Includes $10,000 for Company matching contributions to the Company’s Employee Incentive Savings Plan and $3,640 of dividends on restricted Shares.

(5)          Includes $10,000 for Company matching contributions to the Company’s Employee Incentive Savings Plan, $50,000 for reimbursement of country club dues, $8,300 of dividends on restricted Shares, and non-recurring payments and reimbursements totaling $153,014 attributable to relocation.

(6)          Includes $10,000 for Company matching contributions to the Company’s Employee Incentive Savings Plan and $8,060 of dividends on restricted Shares.

(7)          Includes $10,000 for Company matching contributions to the Company’s Employee Incentive Savings Plan and $8,580 of dividends on restricted Shares.

(8)          Represents Company matching contributions to the Company’s Employee Incentive Savings Plan. The Company’s matching contributions are equal to 66-2/3% of the first 6% of compensation contributed by the named executives. Beginning in 2007, the Company’s matching contribution will be 100% of the first 3% of compensation, and 50% of the next 2% of compensation.

In addition, at its February 6, 2007 meeting, the Compensation Committee approved the following annual salaries for 2007 for the named executive officers:  (i)  Richmond D. McKinnish - $950,000, (ii) Carol P. Lowe - $350,000, (iii) Michael D. Popielec - $495,000, (iv) John W. Altmeyer - $550,000, and (v) Barry Littrell - $455,000. The Compensation Committee also awarded the named executive officers options to acquire shares of the Company’s common stock (the “Shares”) and restricted Shares as follows: (i) Richmond D. McKinnish—100,000 options, (ii) Carol P. Lowe—12,000 options and 1,000 restricted Shares, (iii) Michael D. Popielec—16,000 options and 1,000 restricted Shares, (iv) John W. Altmeyer—22,000 options and 1,000 restricted Shares, and (v) Barry Littrell—15,000 options and 1,000 restricted Shares. The options were awarded at an option price of $83.74, which was equal to the closing market price of the Shares on the date of grant. All options expire ten (10) years following the date of grant. Each restricted Share was valued at $83.74, which was equal to the closing market price of the Share on the date of grant. The restricted Shares vest on December 31, 2009. During the period the Shares remain restricted, Mrs. Lowe and Messrs. Popielec, Altmeyer and Littrell will receive any dividend declared on such Shares.

The named executive officers are entitled to an annual annuity benefit payable starting at normal retirement age (age 65 with five years of service) under the pension plans of the Company. The pension plans of the Company provide defined benefits including a cash balance formula whereby participants accumulate a cash balance benefit based upon a percentage of compensation allocation made annually to the participants’ cash balance accounts. The allocation percentage ranges from 2% to 7% and is determined on the basis of each participant’s years of service. The cash balance account is further credited with interest annually. The interest credit is based on the One Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release over the one year period ending on the December 31st immediately preceding the applicable plan year (with a minimum of 4.00%). The interest rate for the plan year ending December 31, 2006 was 5.35%. Compensation covered by the pension plan of the Company and its subsidiaries includes total cash remuneration in the form of salaries and bonuses, including amounts deferred under Sections 401(k) and 125 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 401(a)(17) of the Code currently places a limit of $220,000 on the amount of annual compensation covered under a qualified pension plan such as the one maintained by the Company (the “Retirement Plan”). Under an unfunded supplemental pension plan maintained by the Company, the Company will make payments as permitted by the Code to plan participants in an amount equal to the difference, if any, between the benefits that would have been payable under the Retirement Plan without regard to the limitations imposed by the Code and the actual benefits payable under the Retirement Plan as so limited.

Each named executive officer participates in the Company’s executive severance program providing for benefits in the event of a “change of control” (defined generally as an acquisition of twenty percent (20%) or more of the outstanding voting shares of the Company or a change in the majority of the Company’s Board of Directors). In the event of a termination of the named executive officer’s employment within three (3) years of a “change in control,” the officer is entitled to three (3) years’ compensation, including bonus, retirement benefits equal to the benefits the officer would have received had the officer completed three additional years of employment, continuation of all life, accident, health, savings and other fringe benefits for three years, and relocation assistance. A copy of the Company’s form Executive Severance Agreement is on file as an Exhibit to the Company’s Annual Report on Form 10-K for the year-ended December 31, 1990 and is incorporated herein by reference.